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                                                                      Exhibit 3w
CESL  ENGINEERING
Suite 400 - 1200 West 73rd Ave. Vancouver, B.C. Canada V6P 8G5 / Tel (604) 267-3050 / Fax (604) 267-3051



May 7, 1997


Minco Mining & Metals Corporation
Suite 1200
543 Granville Street
Vancouver, B.C.
V6C 1X8

Attention: Dale Wallster

Reference to CESL Laboratories in your form 20F

Please be advised that the reference to CESL Laboratories is more properly called Cominco Engineering Services Ltd. environmental laboratory.

We consent to the references in your form 20F with the understanding that the laboratory provided the facility for the bottle roll tests and coordinated the assay results from those tests done by other assay facilities. The assay results from those tests were forwarded to H.A. Simons for their use. Any conclusions reached are a result of those tests or the assays are the responsibility of H.A. Simons or others.


Yours Truly,

/s/ J. A. B. Rae

J.A.B. Rae
President

JABR/rab

                       COMINCO ENGINEERING SERVICES, LTD.